Exhibit 10.16
Execution Version
SECOND AMENDMENT TO
SIXTH AMENDED AND RESTATED
GAS GATHERING AND PROCESSING AGREEMENT
     This Second Amendment (this “Amendment”) to the Sixth Amended and Restated Gas Gathering and Processing Agreement dated as of October 1, 2010, by and among Quicksilver Resources Inc. (“Producer”), Cowtown Pipeline Partners L.P. (“Gatherer”) and Cowtown Gas Processing Partners L.P. (“Processor”).
     WHEREAS, Producer, Gatherer and Processor are parties to the Sixth Amended and Restated Gas Gathering and Processing Agreement, dated as of September 1, 2008, as amended by the First Amendment and Addendum dated as of January 1, 2009 (the “Cowtown Agreement”);
     WHEREAS, pursuant to the Purchase Agreement, (the “Purchase Agreement”) dated as of July 22, 2010, as amended, by and among Producer, Crestwood Holdings LLC (f/k/a First Reserve Crestwood Holdings LLC), Cowtown Pipeline L.P. and Cowtown Gas Processing L.P., Producer has agreed to transfer its indirect ownership interests in Gatherer and Processor to Crestwood Holdings LLC; and
     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the parties hereto desire to enter into this Amendment in order to modify certain of the terms and conditions of the Cowtown Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual premises and benefits contained herein, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties amend the Cowtown Agreement as follows:
     1. Article II is amended by deleting the last sentence of Section 2.4 and adding the following after the first sentence of Section 2.4:
“Processor shall operate the Plant in such manner as to extract and deliver at least 90% of the Ethane Component in each MMBtu of the Gas; provided that:
a.	Processor’s obligation to operate the Plant in the manner described in the foregoing sentence is subject to the Gas received at the inlet of the Plant having a daily average Btu content of not more than 1280.

b.	Processor and Producer shall maintain an account (the “Ethane Recovery Account”).

c.	Calculated on a daily basis, on such days as the percentage of Ethane extracted from the Gas (the “Ethane Recovery Efficiency”) is greater than 90%, Processor shall add to the amounts already existing in the Ethane Recovery Account the amount of revenues received from the sale of Plant Products that were recovered as a result of the Ethane Recovery Efficiency being greater than 90%, less the amount of revenues that would have been received for the MMBtu equivalent of Residue Gas that would have been delivered had the Ethane Recovery Efficiency been less than 90%.

d.	Calculated on a daily basis, on such days as the Ethane Recovery Efficiency is less than 90%, Processor shall subtract from the amounts already existing in the Ethane Recovery Account such amount of revenues as would have been received from the sale of Plant Products had the Ethane Recovery Efficiency been equal to 90%, less the amount of revenues received and attributable to the sale of Residue Gas with a Btu content higher than would have been had the Ethane Recovery Efficiency been greater than or equal to 90%.

e.	On each anniversary of the Effective Date and the date of termination of this Agreement (each an “Account Clearance Date”), if the amount in the Ethane Recovery Account on such Account Clearance Date is less than zero, Processor shall pay to Producer the amount of such deficiency within two business days of such Account Clearance Date. Following the completion of such payment, the amount existing in the Ethane Recovery Account shall be set to zero. For avoidance of doubt, on any Account Clearance Date, no party shall have an obligation to pay under this Section 2.4(e) if the amount in the Ethane Recovery Account on such Account Clearance Date is greater than zero.

f.	Upon written request from the Producer, such request to be made contemporaneously with the nominations made pursuant to Section 6.2 below, Processor shall reject Ethane contained in the Gas delivered at the Plant Delivery Point(s).
2.5 Processor agrees to deliver at the Residue Gas Delivery Point(s) to Producer or Producer’s nominee the Residue Gas as determined under the provisions of Section 10.2. ”
     2. Article XI is deleted in its entirety and replaced by the following:

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“Producer shall take its Plant Products in-kind at the Plant Products Delivery Points upon the terms and subject to the conditions set forth in the Take-in-Kind Procedures attached hereto as Exhibit E.”
     3. Article XX is amended by replacing the words “August 10, 2017” with “December 31, 2020”.
     4. Exhibit E of this Amendment is attached as Exhibit E of the Cowtown Agreement.
     Except as amended by this Amendment, which shall be effective as of the date hereof, the terms and provisions of the Cowtown Agreement are and shall remain in full force and effect.
[Signature page follows.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

QUICKSILVER RESOURCES INC.
By:	/s/ Glenn Darden
	Name:	Glenn Darden
	Title:	President & Chief Executive Officer

COWTOWN PIPELINE PARTNERS L.P.
By:	Quicksilver Gas Services Operating
GP LLC, its general partner

By:	Quicksilver Gas Services Operating
LLC, its sole member

By:	Quicksilver Gas Services LP, its
sole member

By:	Quicksilver Gas Services GP LLC,
its general partner

By:	/s/ Robert G. Phillips
	Name:	Robert G. Phillips
	Title:	President

[Signature page to Cowtown GGPA Amendment]

EXHIBIT E
TAKE-IN-KIND PROCEDURES
     These TAKE-IN-KIND PROCEDURES (the “TIK Procedures”) are attached to the Gas Gathering and Processing Agreement dated as of September 1, 2008 (the “Agreement”), by and among Quicksilver Resources Inc., Cowtown Gas Processing Partners L.P., and Cowtown Pipeline Partners L.P. Capitalized terms not expressly defined herein shall have the meaning given such term in the Agreements.
     Producer shall take its Plant Products in-kind at the Plant Products Delivery Points subject to the following terms and conditions:
     1. Designation of Volumes at Delivery Points. Producer shall designate the volume to be delivered at each Plant Products Delivery Point.
     2. Producer Responsible for Transportation Arrangements. Producer shall be responsible for making its own arrangements with the transporters accepting delivery at the Plant Products Delivery Points for the receipt, transportation and fractionation of such Plant Products. Control and possession of Producer’s Plant Products shall pass to Producer when delivered at the Plant Products Delivery Points, and the indemnification provided by Producer to Processor and Gatherer pursuant to Section 17.2 of the Agreement shall be applicable at such time as the Plant Products pass through the Plant Products Delivery Points.
     3. Balancing Accounting. Processor will maintain an “over/under” account to reflect any imbalances as between the parties. Processor shall provide Producer with a statement each Month setting forth the amounts of any imbalances for “over-delivered” or “under-delivered” quantities during the preceding Month.
     4. Balancing of Deliveries. Producer and Processor recognize Processor’s inability to redeliver Plant Products to Producer which exactly match the composition and quantities of the Plant Products allocable to Producer’s Gas. In-kind quantities of Plant Products due to Producer shall be delivered in, and as part of, the commingled stream of all plant products produced or extracted at the Plant. Processor and Producer shall make a good faith effort to keep the nominated and delivered quantities as much in balance as possible by making delivery adjustments from time to time.
     5. Producer Responsible for Payments. Producer shall account to and pay all interest owners for all royalties, overriding royalties, bonus payments, production payments and other payments due on Plant Products taken in-kind by Producer, and the indemnification provided by Producer to Gatherer and

Processor in Section 14.4 of the Agreement shall be applicable to and include any such payments due with respect to same.
     6. Assignment. The TIK procedures set forth herein may not be severed and assigned in part or separately from the Gas and the Contract Area.